UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 18, 2013

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

455 Commerce Drive, Suite 4

Amherst, New York 14228

(Address of Principal Executive Offices, including zip code)

(716) 242-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Revolving Credit Facility and Term Loan

In connection with the funding of the acquisition of Globe Motors, Inc. described in Item 2.01 below, Allied Motion Technologies Inc. and certain subsidiaries (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) dated as of October 18, 2013.  The Credit Agreement provides for a $15 million five-year revolving credit facility (the “Revolver”) and a $50 million five-year term loan (the “Term Loan” and together with the Revolver, the “Senior Credit Facilities”).  Bank of America, N.A. is the administrative agent and HSBC Bank USA, National Association is the syndication agent for the Senior Credit Facilities.  Merrill Lynch Pierce Fenner & Smith Incorporated and HSBC Bank USA, National Association are joint lead arrangers and joint bookrunners.

Borrowings under the Senior Credit Facilities will bear interest at the Base Rate (as defined in the Credit Agreement) plus a margin of 0.25% to 2.00% or the Eurocurrency Rate (as defined in the Credit Agreement) plus a margin of 1.25% to 3.00%, in each case depending on the Company’s ratio of total funded indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA (the “Total Leverage Ratio”).  The Senior Credit Facility initially bears interest at 4.75% at October 18, 2013.  In addition, the Company is required to pay a commitment fee of between 0.125% and 0.30% quarterly (currently 0.25%) on the unused portion of the Revolver, also based on the Company’s Total Leverage Ratio.  Principal installments are payable on the Term Loan in varying percentages quarterly through September 30, 2018 with a balloon payment at maturity and with mandatory prepayments being required in certain circumstances.  The Senior Credit Facilities are secured by substantially all of the Company’s assets and are fully and unconditionally guaranteed by certain of the Company’s subsidiaries.

Financial covenants under the Credit Agreement require the Company to maintain a minimum fixed charge coverage ratio of at least 1.25:1.0 at the end of each fiscal quarter.  In addition, the Company’s Total Leverage Ratio at the end of any fiscal quarter shall not be greater than 4.0:1.0 through September 30, 2014, 3.0:1.0 through September 30, 2015, 2.5:1.0 through September 30, 2016 and 2.25:1.0 thereafter.  The Credit Agreement also includes covenants and restrictions that limit the level of capital expenditures and limit the Company’s ability to incur additional indebtedness, merge, consolidate or sell all or substantially all of its assets and enter into transactions with an affiliate of the Company on other than an arms’ length transaction.  These covenants, which are described more fully in the Credit Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, if any representation or warranty made by the Company is false or misleading in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of the Company.  The amounts outstanding under the Senior Credit Facilities may be accelerated upon certain events of default.

The above description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

14.50% Senior Subordinated Notes Due October 18, 2019

Also in connection with the funding of the acquisition of Globe Motors, Inc. , the Company entered into a Note Agreement, dated as of October 18, 2013 (the “Note Agreement”) pursuant to which the Company sold $30 million of 14.50% Senior Subordinated Notes due October 18, 2019 (the “Notes”) to Prudential Capital Partners IV, L.P. and its affiliates in a private placement.

The interest rate on the Notes is 14.50% with 13.00% payable in cash and 1.50% payable in-kind, quarterly in arrears, and the outstanding principal amount of the Notes, together with any accrued and unpaid interest is due on October 18, 2019.  The Company may prepay the Notes at any time after October 18, 2016, in whole or in part, at 100% of the principal amount so prepaid plus accrued interest. The Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed by certain of the Company’s subsidiaries.

The Note Agreement contains customary covenants that are substantially similar to the covenants in the Credit Agreement, however the financial covenants under the Note Agreement require the Company to maintain a minimum fixed charge coverage ratio of at least 1.05:1.0 at the end of each fiscal quarter and the Company’s Total Leverage Ratio at the end of any fiscal quarter shall not be greater than 4.5:1.0 through September 30, 2014, 3.5:1.0 through September 30, 2015, 3.0:1.0 through September 30, 2016 and 2.75:1.0 thereafter.

The Note Agreement also includes customary events of default that are substantially similar to the events of default in the Credit Agreement.  The amounts outstanding under the Notes may be accelerated upon certain events of default.  A Yield Maintenance Amount may also be due if the acceleration of the principal amount due to an event of default occurs prior to October 18, 2016.  The Yield Maintenance Amount is equal to the excess, if any, of the discounted value of the called principal with respect to the Notes over the sum of the called principal plus accrued interest as of the settlement date.

The above description does not purport to be complete and is qualified in its entirety by reference to the Note Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 1.02                                           Termination of a Material Definitive Agreement

The Senior Credit Facilities replaced the Company’s Credit Agreement dated as of May 7, 2007, as amended, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (the “Prior Credit Agreement”).  The Prior Credit Agreement was scheduled to mature on October 26, 2014 and provided revolving credit up to $4 million and €3 million.  No amounts were outstanding under the Prior Credit Agreement at the time of termination.

Item 2.01                                           Completion of Acquisition or Disposition of Assets

As previously disclosed, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) to purchase all of the outstanding equity interests of Globe Motors, Inc., a Delaware corporation (“Globe Motors”) from Safran USA, Inc.  A copy of the Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 28, 2013.

On October 18, 2013, the Company completed the acquisition for approximately $90 million in cash.  The purchase price is subject to post-closing adjustment to reflect, among other things, the working capital and cash on hand of Globe Motors at the time of closing.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, Compensation Committee of the Company’s Board of Directors approved a five year pay-for-performance long-term incentive program (“LTIP”) under which the Chief Executive Officer and Chief Financial Officer will be awarded shares based upon the achievement of an increase in sales over the five years ending December 31, 2017.  The increase in sales can be achieved in two ways — organic sales growth and acquired sales (defined as the actual sales achieved by any company or business unit acquired by the Company for the trailing twelve months immediately preceding the closing date of such acquisition).  For organic sales growth, shares will be awarded annually at the first meeting of the Board of Directors held after the end of the current year based on the actual increase in sales achieved over the prior year. For acquired sales, shares will be awarded on the closing date of the acquisition.  Additional information regarding the LTIP was previously disclosed in the Company’s proxy statement for the 2013 Annual Meeting.

In connection with the closing of the acquisition of Globe Motors, Inc. on October 18, 2013, the Company awarded 225,232 shares of restricted stock to Richard S. Warzala, Chief Executive Officer, and 23,073 shares of restricted stock to Robert P. Maida, Chief Financial Officer.  The restricted shares will vest annually (1/5 each year) over the five-year period following closing of the acquisition.

Item 7.01                                           Regulation FD Disclosure

The Company issued a press release on October 21, 2013 regarding the completion of the acquisition of Globe Motors, Inc., a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including the information attached hereto as Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD.  Accordingly, such information will not be incorporated by reference into any registration statement filed by Allied Motion Technologies Inc. under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01                                           Financial Statements and Exhibits

(a)                                 Financial Statements of Businesses Acquired.

The financial statements required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

(b)                                 Pro Forma Financial Information.

The pro forma financial information required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

(c)                                 Shell Company Transactions.

Not applicable.

(d)                                 Exhibits.

10.1                        Credit Agreement, dated as of October 18, 2013, among Allied Motion Technologies Inc. and Allied Motions Technologies B.V., as borrowers, Bank of America, N.A., as administrative agent, HSBC Bank USA, National Association, as syndication agent and the lenders party thereto.

10.2                        Note Agreement, dated as of October 18, 2013, among Allied Motion Technologies Inc. and the purchasers of the notes party thereto.

99.1                        Press Release issued by Allied Motion Technologies Inc. on October 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2013

ALLIED MOTION TECHNOLOGIES INC.

	By:	/s/ Robert P. Maida
Robert P. Maida
Chief Financial Officer